June 1, 2023

Ralph Smalling, M.S.
195 Creekway Bend
Southlake, TX 76092

Re: **Employment Terms**

Dear Ralph:

Genelux Corporation (the "Company") is pleased to offer you at-will employment in the position of Head of Regulatory Affairs, on the terms and conditions set forth in this letter agreement (this "**Agreement**").

1. Employment by the Company.

1.1 Start Date. Your employment with the Company shall begin on June 1, 2023 or such date as otherwise agreed to by you and the Company (such actual date your employment begins, the "**Start Date**").

1.2 Position. This is an exempt part-time position, and during your employment with the Company, you will devote your best efforts to the business of the Company and will report to the Company's President and Chief Executive Officer. You represent to the Company that you have full authority to accept this position and perform the duties of the position and that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder.

1.3 Work Location. Your principal place of employment location shall be in Southlake, Texas. The Company reserves the right to reasonably require you to perform your duties at places other than your principal place of employment from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company's needs and interests from time to time.

2. Compensation.

As a part-time exempt employee, it is anticipated that you will be able to perform your duties within a time commitment averaging about 2.5 full-time days per week, although your job duties may require that you work additional hours. Because your position is classified as exempt, you will not be eligible for overtime pay for such additional hours worked and your compensation will not fluctuate according to the quantity of work performed.

2.1 Base Salary. For services to be rendered hereunder, you shall receive a current base salary at the rate of $150,000.00 per year (the "**Base Salary**"), subject to standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule.

2.2 Annual Bonus. During your employment, you will be eligible for an annual discretionary bonus with a target amount of up to 30% of your then-current annual Base Salary, prorated for the number of days employed in a calendar year (the **"Annual Bonus"**). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the "**Board**") in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if any, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.

2.3 Equity. Subject to approval by the Board, the Company will grant you a new-hire option to purchase 54,000 shares of common stock of the Company; and (ii) beginning in the calendar year after the Start Date, you will be eligible for an annual discretionary option grant and other equity awards covering the Company's common stock which, for any given year, and the amount of any such grant, will be determined by the Board in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board (individually and collectively, the "**Award**"), pursuant to the Company's 2022 Equity Incentive Plan (as amended from time to time, the "**Plan**"). The shares subject to the Award will vest over four years of continuous service to the Company, with twenty-five percent (25%) of the shares subject to the Award vesting on the first-year anniversary of the Start Date, and the remaining shares vesting in equal monthly installments over the subsequent thirty-six (36) months of continuous service thereafter. The terms (including the exercise price of an option grant) of the Award, as well as all other matters related to the Award, will be governed by and subject to the terms and conditions set forth in the Plan, and the Award agreement you will be required to execute.

2.4 Standard Company Benefits. While employed by the Company, you will be eligible to participate in the benefits of employment described in the Company's Handbook and/or a separate summary (pursuant to the terms and conditions of the benefit plans and applicable policies). These benefits may be amended from time to time at the sole discretion of the Company.

The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time. The Company may change your position, duties, work location, compensation and benefits from time to time in its discretion.

2.5 Reasonable Business Expenses.

You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3. Company Policies.

The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

You will be required to sign an acknowledgment that you have read and that you understand and will abide by Company rules and policies (including but not limited to the Company's Handbook), as adopted or modified by the Company from time to time.

4. Conditions of Offer; At-Will Employment.

This offer is contingent upon satisfactory background and reference checks and satisfactory proof of your right to work in the United States. You agree to assist as needed and to provide any documentation or information at the Company's request to meet these conditions. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You are required to disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5. Outside Activities During Employment.

Except with respect to the contract or description of a duty attached in **Exhibit A**, the prior written consent of the Company's Chief Executive Officer, or designee, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or

interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

6. Termination; Severance.

6.1 Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that this Agreement is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause.

6.2 Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment (the "**Separation Date**").

6.3 Involuntary Termination Outside of Change in Control Period. If you are subject to an Involuntary Termination (that does not occur within the Change in Control Period (as defined below)), and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 6.6 below), the Company shall provide you with the following benefits (the "**Severance Benefits**"):

(a) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect ("**COBRA**") following your Separation Date, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Separation Date that is equal to nine (9) months (the "**COBRA Payment Period**"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the "**Special Severance Payment**"), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement (as discussed in Section 6.6), the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such

payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer's group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

6.4 Involuntary Termination During Change in Control Period. If you are subject to an Involuntary Termination during the Change in Control Period, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 6.6 below), the Company shall provide you with the following benefits (the "**CIC Severance Benefits**"):

(a) CIC Severance. The Company shall pay you, as severance, the equivalent of nine (9) months (the "**CIC Severance Period**") of your Base Salary in effect as of the Separation Date and your full target annual bonus for the calendar year in which the Separation Date occurs, subject to standard payroll deductions and withholdings (the "**CIC Severance**"). The CIC Severance will be paid in a lump sum on the first regularly-scheduled payroll date after your Separation from Service (as defined in Section 7.6), provided the Separation Agreement has become effective.

(b) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under COBRA following your Separation Date, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Separation Date that is equal to nine (9) months (the "**CIC COBRA Payment Period**"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the "**Special Severance Payment**"), which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer's group

health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 6.3 and this Section 6.4. If you are eligible for benefits under both Section 6.3 and this Section 6.4, you shall receive the benefits set forth in this Section 6.4 and such benefits shall be reduced by any benefits previously provided to you under Section 6.3.

6.5 Termination for Cause; Death or Disability. If the Company terminates your employment for Cause, upon dissolution or cessation of the Company, or upon your death or disability, then (a) you will no longer vest in the Award, (b) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (c) you will not be entitled to any Severance Benefits or CIC Severance Benefits.

6.6 Conditions to Receipt of Severance Benefits and CIC Severance Benefits. The receipt of the Severance Benefits and CIC Severance Benefits will be subject to you signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to the Company (the "**Separation Agreement**") by no later than the sixtieth (60th) day after the Separation Date ("**Release Deadline**"). No Severance Benefits or CIC Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date.

7. Definitions.

7.1 Cause. For purposes of this Agreement, **"Cause"** for termination means: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of your duties to the Company; (d) persistent unsatisfactory performance of job duties after written notice from the Board or Chief Executive Officer and an opportunity to cure (if deemed curable by the Company in its sole discretion); (e) intentional damage to any property of the Company; (f) misconduct, or other violation of Company policy that causes harm; (g) breach of this Agreement, the Confidentiality Agreement (as defined below), or any other written agreement with the Company; or (h) conduct by you which in the good faith and reasonable determination of the Board or Chief Executive Officer demonstrates gross unfitness to serve.

7.2 Change in Control. For purposes of this Agreement, a "**Change in Control**" shall have the meaning as set forth in the Company's 2022 Equity Incentive Plan.

7.3 Change in Control Period. For purposes of this Agreement, the "**Change in Control Period**" means the period commencing three (3) months prior to a Change in Control and ending eighteen (18) months following a Change in Control.

7.4 Code. For purposes of this Agreement, **"Code"** means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and

guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

7.5 Involuntary Termination. For purposes of this Agreement, "**Involuntary Termination**" means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, and provided such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

7.6 Separation from Service. For purposes of this Agreement, "**Separation from Service**" means a "separation from service", as defined under Treasury Regulation Section 1.409A-1(h).

8. Proprietary Information Obligations.

As a condition of your employment with the Company, you shall execute and continue to abide by the Company's standard form of Confidential Information and Invention Assignment Agreement (the "**Confidentiality Agreement**"), attached as **Exhibit B**. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You also agree to honor all obligations to former employers during your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

9. Section 409A.

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred

compensation," then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

10. Section 208G.

If any payment or benefit you will or may receive from the Company or otherwise (a "**280G Payment**") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "**Excise Tax**"), then any such 280G Payment pursuant to this Agreement or otherwise (a "**Payment**") shall be equal to the Reduced Amount. The "**Reduced Amount**" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "**Reduction Method**") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "**Pro Rata Reduction Method**").

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred

compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11. Arbitration of All Disputes.

11.1 Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: **(i)** the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or **(ii)** your employment with the Company (including but not limited to all statutory claims); or **(iii)** the termination of your employment with the Company (including but not limited to all statutory claims). **BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.**

11.2 Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

11.3 Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

11.4 Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS in Southlake, Texas, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party's own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees (including the cost of the arbitrator) in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

11.5 Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the Federal Arbitration Act (collectively, the "Excluded Claims"). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

12. General Provisions.

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties' agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including that certain consulting agreement with Linus Consulting, LLC as amended on January 9, 2021, as may have been further amended from time to time. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company's discretion in this letter, must be made in a written agreement signed by you and the Company's Chief Executive Officer, or designee. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such

invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 6-12 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature page to follow]

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

We look forward to having you join Genelux. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

GENELUX CORPORATION

Thomas D. Zindrick
President and Chief Executive Officer

Accepted and agreed:

Ralph Smalling, M.S.

Exhibit A: Conflict of Interest Disclosure

Exhibit B: Employee Confidential Information and Invention Assignment Agreement

EXHIBIT A

CONFLICT OF INTEREST DISCLOSURE

Consultant does not actively work for any other client in the field of viruses to treat oncologic disease. However, consultant is currently working with other clients developing products in the field of oncology, including agents having the potential for broad use in many cancer types. Consultant also works in a number of other therapeutic fields (e.g., stroke, parasitic and bacterial disease and their sequelae), including small molecules and with protein-based therapies.

The consultant's active engagements are listed below:

1. Aeromics Inc
2. Medicines Development for Global Health
3. Lanier Biotherapeutics
4. Linus Consulting, LLC

<u>EXHIBIT B</u>

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT